SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                    C3, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)


                                    22942P109
                     --------------------------------------
                                 (CUSIP Number)

                                 August 17, 2000
               ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)
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         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person  (Entities Only)

         Jeff N. Hunter
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2.       Check the Appropriate Box if a Member of a Group

                                                                       (a) ____
            Not Applicable                                             (b) ____

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3.       SEC Use Only

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4.       Citizenship or Place of Organization

         United States
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                           5.       Sole Voting Power

Number of                           229,840
Shares                     -----------------------------------------------------
Beneficially               6.       Shared Voting Power
Owned By
Each Reporting                      114,267
Person                     -----------------------------------------------------
                           7.       Sole Dispositive Power

                                    229,840
                           -----------------------------------------------------
                           8.       Shared Dispositive Power

                                    114,267
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9.       Aggregate Amount Beneficially Owned by Each
           Reporting Person

                                    344,107

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10.      Check Box if the Aggregate Amount in Row (9) Excludes
           Certain Shares
                                    [ ]

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11.      Percent of Class Represented by Amount in Row (9)

         4.8%
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12.      Type of Reporting Person

         IN
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Item 1(a)  Name of Issuer

           C3, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices

           3800 Gateway Boulevard, Suite 310, Morrisville, NC  27560

Item 2(a)  Name of Person Filing

           Jeff N. Hunter

Item 2(b)  Address of Principal Business Office, or, if None, Residence

           1923 Myron Drive, Raleigh, NC  27607

Item 2(c)  Citizenship

           United States


Item 2(d)  Title of Class of Securities

           Common Stock


Item 2(e)  CUSIP Number

           22942P109


Item 3.    Filing Pursuant to Rules 13d-1(b) or 13d-2(b) or (c)

           Not Applicable

Item 4.    Ownership

           (a) Amount beneficially owned:  344,107


           (b) Percent of class:  4.8%

           (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:  229,840
               (ii)  Shared power to vote or to direct the vote:  114,267
               (iii) Sole power to dispose or to direct the disposition of:
                     229,840
               (iv)  Shared power to dispose or to direct the disposition of:
                     114,267


Item 5.    Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           Not Applicable

Item 8.    Identification and Classification of Members of the Group

           Not Applicable

Item 9.    Notice of Dissolution of Group

           Not Applicable

Item 10.   Certification

           Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         8/18/00
                                                   ------------------
                                                                 Date


                                             /s/ Jeff N. Hunter
                                            -------------------------
                                                       Jeff N. Hunter